Registration Number. 333-126721
                                                          Rule 424(b)(3)
                                       Supplement Dated November 9, 2005
                                  to Prospectus Dated September 26, 2005


                          PLAYLOGIC ENTERTAINMENT, INC.

     This prospectus supplement (the "Supplement") is part of, and should be read in conjunction with, the prospectus dated September 26, 2005 (as previously supplemented by the supplement dated September 27, 2005, together the "Prospectus") relating to the registration of certain shares of common stock of Playlogic Entertainment, Inc. (the "Company") held by the selling stockholders described in the Prospectus.


     On November 1, 2005, George Calhoun was appointed to fill one of the two vacancies on the Board of Directors of the Company by the Board of Directors in accordance with the Company's By-Laws. Mr. Calhoun was also named to the Company's Audit Committee.

     Mr. Calhoun, 53, is currently serving on the faculty of the Howe School of Technology Management at the Stevens Institute of Technology in Hoboken, New Jersey. He was Chairman and CEO of Illinois Superconductor Corporation from 1999 until 2002. He has more than 25 years of experience in high-tech wireless systems development, beginning in 1980 as the co-founder of InterDigital Communications Corporation, where he participated in the development of the first commercial application of digital TDMA radio technology, and introduced the first wireless local loop system to the North American telecommunications industry. Dr. Calhoun holds a Ph.D. in Systems Science from the Wharton School at the University of Pennsylvania, as well as a B.A. from the same university.

     On November 8, 2005, the last bid for the common stock of the Company on the OTC Bulletin Board was $5.00 per share.

You should read this Supplement in conjunction with the Prospectus. This Supplement updates certain information in the Prospectus, and, accordingly, to the extent inconsistent, the information in this Supplement supercedes the information contained in the Prospectus.